Exhibit 23.1
                          DAVIS ACCOUNTING GROUP, P.C.
                       A Certified Public Accounting Firm
         1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
                       (435) 865-2808 o FAX (435) 865-2821

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Vasili Borisov, Director and Chief Executive Officer
Elevated Concepts, Inc.
5 Revere Drive, Suite 200
Northbrook, Illinois 60062

Dear Mr. Borisov,

                   CONSENT OF REGISTERED INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Amended Annual Report of Elevated Concepts, Inc. on Form 10-K/A of our report on the financial statements of the Company as its registered independent auditors dated November 6, 2008, as of and for the periods ended September 30, 2008, and 2007, and cumulative from inception.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
May 21, 2009.